Exhibit 10.10
CONTRACT NO. 6400711368/03
It is hereby agreed that this Amendment to Contract Number 6400711368/00 dated April 10, 2001, as amended, between ARAMCO SERVICES COMPANY (“ASC”) and NOVINT TECHNOLOGIES, INC. (“NOVINT” OR “CONTRACTOR”), shall govern additional services to be performed by NOVINT (hereinafter referred to as “Phase III Services” related to the Multimodal Interaction Techniques for Reservoir Modeling Project:
A.	JOB SPECIFICATION FOR PHASE III PROJECT:
1.	Approximate date Phase III Services will commence: April 1, 2003.

2.	Approximate period of Phase III Services: 16 weeks.

3.	ASC Representative: Bob Finley, Supervisor, Engineering Services.

5.	Description of Phase III Services to be performed:
5.1.	Introduction
5.1.1. The main goals of the Phase 3 vnp2 effort are to further refine and extend the voxelNotepad2 software to support simultaneous interactive visual, haptic and auditory (i.e., multimodal) rendering of multiple reservoir properties. In addition, the voxelNotepad program’s ECL loading and rendering performance will continue to be improved and stereographic visual rendering will be added. Particular attention will be paid to the time required to load and time step through ECL data. Finally, in order to support a wider evaluation of vnp2 by ARAMCO, a PHANTOM Desktop haptic interface device, along with any required supporting graphics and sound rendering boards and equipment, will be delivered to SAUDI ARAMCO via Aramco Services Company in Houston, Texas.
5.2.	Key Tasks
5.2.1. Multiple Volume Support
This task involves modifying vnp2 to handle loading multiple reservoir properties during the same session. Up to three ECL properties and their associated volumes will be able to be loaded during a given session. The user will be able to independently select which property/volume (if any) gets associated with the visual, haptic and auditory rendering channels. A single

CONTRACT NO. 6400711368/03
volume/property can be associated with one or more of the rendering channels. Only one volume/property, however, can be associated with any given rendering channel for interactive rendering. Currently vnp2 only supports the visual and haptic rendering of a single property/volume. The voxelNotepad2 program’s user interface and architecture will be modified to handle loading multiple properties/volumes and allocate them to different rendering modalities. One key aspect of the architectural changes is to allow the “haptic” and “sound” volumes such that we don’t cut down our ability to handle a “large” volume by two-thirds (i.e., due to memory usage). We will likely do some fast caching scheme to handle this since the haptic and sonic rendering systems are only looking at a small portion of a volume at any given time.
5.2.2. Sound Support
This task involves modifying the vnp2 program to support the generation of sound for sensing global events and for interactively rendering property values at the location of the 3D cursor using sound.
5.2.3. Using Sound to Monitor Global Events
The vnp2 program will be extended to allow the definition and evaluation of one or more condition/alarm pairs. These pairs define and constitute an event. The condition relates a reservoir property to a specific value using a Boolean expression (e.g., oil saturation > 0, pressure <= 5200). An alarm is a sound generated by playing a sound file. If a condition is met (i.e., the Boolean expression evaluates to true), its associated alarm is triggered and the sound is played. Events are evaluated whenever new properties/volumes are loaded or the time step is changed.
A condition can be compound and involve multiple distinct reservoir properties. An example of a compound Boolean expression is:
(AND (pressure > 500) (pressure <= 5200))
The following expression is an example of the use of multiple properties:
(AND (oil_saturation > 0) (pressure <= 5200)) The program will allow conditions involving any reservoir property to be specified. A condition, however, can only trigger events when all the reservoir properties referenced by the condition are loaded.

CONTRACT NO. 6400711368/03
The vnp2 program’s user interface and architecture will be modified to support the definition, saving, loading and evaluation of sound global events. Both MP3 and MIDI sound files will be able to be associated with events.
5.2.4. Using Sound to “Animate” a Value of a Property
This task involves modifying vnp2 to perform interactive sound rendering. The ability to generate, save and load, frequency-based “sound maps”, very similar to the haptic and visual maps currently found in vnp2, will be added. A single volume/property will be able to be associated with the currently loaded sound map and the sound frequency associated with the value of that property at the current 3D cursor location will be played.
The vnp2 program’s user interface and architecture will be modified to support the creation, editing, saving and loading of sound maps. Sound frequency control will be added using a MIDI interface subsystem that is capable of utilizing the PC sound card’s on-board MIDI capabilities as well as external MIDI capable devices.
5.2.5. Miscellaneous Enhancements
Several miscellaneous enhancements will be made to vnp2 during the Phase 3 effort:
5.2.5.1. Ability to Operate without a Haptic Device
Currently, vnp2 requires that a haptic interface device be attached in order for the program to operate in an error-free manner. The voxelNotepad2 program will be modified so that it can operate error-free on PCs that are not outfitted with a haptic device.
5.2.5.2. Ability to Generate Stereoscopic Visual Feedback
Currently, the vnp2 program generates monoscopic imagery. It will be extended during the Phase 3 effort to support and generate frame-sequential stereoscopic imagery. When in stereoscopic mode, LCD shutter glasses (e.g., Stereographies LCD glasses) are required in order to view the imagery in stereo.

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The vnp2 program will be modified in order to generate frame sequential stereo pairs. In addition, the user interface and architecture will be modified to support the control of basic stereographic parameters including inter-axial separation and zero depth plane location.
5.2.5.3.	Modify Initial Volume Orientation to Correspond to ARAMCO Norms
Currently, the orientation and location visual imagery generated by vnp2 does not correspond to visualization norms used by ARAMCO (i.e., the data is rotated and there is a flip of east-west data). The vnp2 program will be modified so that, when loaded, data is the proper orientation and form for visualization by ARAMCO.
5.2.6. Performance Improvements
The performance of the voxelNotepad2 program continues to be as critical to its utility as its feature set. At the end of the Phase 2 effort, vnp2 was capable of interactively visualizing data sets of approximately 1 million cells. These data sets could be viewed, rotated, translated and zoomed at interactive rates (i.e., approximately 30Hz). Initial loading times for property data and the time required to move between time steps, however, is still less than optimal. Some tests indicate initial ECL data load times of 300 seconds for 1 million cells. The loading of “pre-processed” ECL data (including for time stepping purposes) is on the order of 60 seconds. During Phase 3 of the effort, we will significantly improve the voxelNotepad2 program’s loading and time stepping performance. Our goal is to be able to load and time step pre-processed 1 million cell data sets in 15 seconds or less. In addition, we will explore the vnp2 programs’ performance and possible improvements for data sets up to and including 10 million cells.
The vnp2 program’s loading and time stepping code will be significantly optimized during the Phase 3 effort. We will modify the vnp2 pre-processing algorithms and code to directly save property and time step access information. In addition, we will optimize the vnp2 program’s in memory data caching system to work efficiently with 1 million cell and larger data sets. Finally, we will characterize the program’s performance on data sets larger than 1 million cells and identify possible avenues to supporting data sets up to and

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including 10 million cells.
5.3.	Deliverables
The deliverables for the Phase 3 effort are:
5.3.1.	voxelNotepad2 Prototype program executables.

5.3.2.	Documentation including a User Manual and Installation instructions in Microsoft Word format.

5.3.3.	Internal use of vnp2 Prototype license for evaluation and demonstration within SAUDI ARAMCO.

5.3.4.	Hardware to convert a SAUDI ARAMCO computer system to a Phase 3 Multimodal Workstation. Novint will deliver to ASC (FOB Houston, Texas) hardware to allow an existing SAUDI ARAMCO computer to do the visual, haptic and sound required for the Phase 3 voxelNotepad system. This hardware includes: a) a PHANTOM Desktop model haptic interface device; b) a PCI graphics card capable of operating with the haptic interface device and of supporting frame sequential stereoscopic graphics; c) sound interface hardware compatible with the haptic interface device and capable of supporting real-time MIDI and mp3 sound generation; and d) visual display calibration hardware required in order to calibrate and properly display vnp2 visual information.

Please see Attachment 2 for more details on the PHANTOM Desktop model haptic interface device.

5.3.5.	Hardware to upgrade an existing SAUDI ARAMCO Phase 2 Multimodal Workstation to a Phase 3 configuration. SAUDI ARAMCO currently has a computer system outfitted with a PHANTOM Desktop model haptic interface device. This system supports the Phase 2 vnp2 software. Additional hardware is required in order to allow this existing system to fully support Phase 3 voxelNotepad capabilities. Novint will deliver to ASC (Houston, Texas) hardware to upgrade the existing SAUDI ARAMCO computer system to the new configuration. This hardware includes: a) a PCI graphics card capable of operating with the haptic interface device and of supporting frame sequential

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stereoscopic graphics; and b) sound interface hardware compatible with the haptic interface device and capable of supporting real-time MIDI and mp3 sound generation.
5.4.	Timeline
The Phase 3 effort will be completed during calendar year 2003. An approximate timeline is given below.
In order to facilitate continual improvement and feedback, several “in progress” versions of vnp2 will be delivered to SAUDI ARAMCO. In addition, the hardware required by SAUDI ARAMCO to set up a new Multimodal Workstation and to upgrade an existing Phase 2 Multimodal Workstation to a Phase 3 configuration (see the Deliverables section of this document) will be delivered to ASC (for shipping to SAUDI ARAMCO) early in the effort.
Weeks (After Project Start)
0	Purchase order issued to Novint.

4	Phase 3 Multimodal Workstation hardware (see Deliverables 3 & 4) shipped to ASC

6	In-Progress Version 1 software delivered to SAUDI ARAMCO — SAUDI ARAMCO evaluation and sign-off. This version includes (see Key Tasks):
•	Miscellaneous Enhancements

•	Performance Improvements
12	In-Progress Version 2 software delivered to SAUDI ARAMCO — SAUDI ARAMCO evaluation and sign-off. This version includes (see Key Tasks):
•	Initial Multiple Volume Support

•	Initial Sound Support
16	Final Phase 3 voxelNotepad2 software and documentation delivered to SAUDI ARAMCO — SAUDI ARAMCO evaluation and signoff.
5.5	Responsibilities
The overall responsibilities for the Phase 3 effort are:

CONTRACT NO. 6400711368/03
5.5.1.	SAUDI ARAMCO will provide a person to act as Novint’s technical and administrative contact for the duration of the project

5.5.2.	Novint will assign a project leader, for the duration of the project, to coordinate all technical issues with the SAUDI ARAMCO point of contact.

5.5.3.	Novint will complete the vnp2 software development at Novint facilities. Novint hardware will be utilized to complete these tasks.
5.6.	Completion Criteria
This project will be considered complete when the final version of the vnp2 prototype software has been installed and tested at the SAUDI ARAMCO facility and SAUDI ARAMCO has completed its evaluation. Lack of feedback by SAUDI ARAMCO for 30 days or more after the delivery of any Phase 3 deliverable will be deemed acceptance of that deliverable.
5.7.	License Rights
Novint grants to ASC a non-exclusive, perpetual, royalty-free license to use the vnp2 prototype program and any other software developed under this CONTRACT for SAUDI ARAMCO’s internal use in Saudi Arabia. Such license rights include the right of ASC or SAUDI ARAMCO to further develop such software for internal use only. The license rights granted hereunder do not include the right to market, sell or distribute the software to third parties. Novint retains sole rights of ownership, development and commercial distribution for the vnp2 prototype source code and its derivative works.
B.	Compensation for Phase III Project:
As full and complete compensation fro Novint’s satisfactory performance of the services described in this Amendment’s Job Specification for Phase III Project, as well as the satisfactory performance of all other obligations of NOVINT under this Contract, ASC shall pay NOVINT as follows:
1.	Rates
1.1.	See ATTACHMENT I, COMPENSATION DETAILS.
2.	Payment Terms

CONTRACT NO. 6400711368/03
ASC agrees to the following payment schedule:

2.1.	Amount due upon execution of this Amendment:	$14,710.40

2.2.	Amount due receipt of the Multimodal Workstation hardware:	$14,710.40

2.3.	Amount due upon delivery of In-Progress Version 1 of the software:	$14,710.40

2.4.	Amount due upon delivery of In-Progress Version 2 of the software:	$14,710.40

2.5.	Amount due upon delivery of the Final Version of the vnp2 Phase 2 software and successful evaluation of the completed project:	$14,710.40
C.	Warranty
1.	The Phase 3 vnp2 system is delivered as is. However, Novint will correct to ASC’s or SAUDI ARAMCO’s reasonable satisfaction all defects or flaws affecting the Phase III Project, and software’s performance or suitability for use.
This amendment shall be retroactive and effective as of April 1, 2003.
Except as modified hereinabove, all other terms and conditions of Contract Number 6400711368/00, as amended, shall remain in full force and effect.

NOVINT TECHNOLOGIES, INC.	ARAMCO SERVICES COMPANY

By:	BY:	-S- Abdulaziz Al-Omran

Printed Name:	Abdulaziz Al-Omran

Title:	Manager, Technical Services

Date:	Date: 8-22-03

[ILLEGIBLE] 8-21-03

CONTRACT NO. 6400711368/03
ATTACHMENT I
COMPENSATION DETAILS

1.	Multi-Volume Support

	Multi-Volume Support			$18,039
	Core Multi-Volume Support	40%	$7,216
	Condition File IO	10%	$1,804
	Support for Global Events	30%	$5,412
	Sound File Support	20%	$3,608

2.	Sound Support

	Gobal Events			$14,969
	Core Condition Evaluation Support	40%	$5,988
	Condition File IO	10%	$1,497
	Ul Support for Global Events	30%	$4,491
	Sound File Support	20%	$2,994

	Property Animation 18,039 $
	Ul Support for Sound Map	15%	$2,706
	Core Sound Synthesis Support	65%	$11,725
	Sound Map File IO	20%	$3,608

3.	Miscellaneous Enhancements

	Miscellaneous Enhancements			$3,745
	Remove Haptics from Visual Rendering	20%	$749
	Stereographic Support	75%	$2,809
	Update Visual System to ARAMCO Norms	5%	$187

4.	Performance Improvements

	Miscellaneous Enhancements			$4,360
	Remove Haptics from Visual Rendering	20%	$872
	Stereographic Support	75%	$3,270
	Update Visual System to ARAMCO Norms	5%	$218

5.	Multimodal Workstation Hardware

	Multimodal Workstation Hardware			$14,400
	* PHANTOM Desktop Haptic Interface Device(1x)
	* Haptics compatible graphics system (2x)
	* Haptics compatible sound interface (2x)
	* Visual calibration system (1x)

TOTAL				$73,552
END OF ATTACHMENT I

CONTRACT NO. 6400711368/03
ATTACHMENT II
PHANTOM Desktop
1.	Overview
SensAble’s PHANTOM Desktop is designed to have the functionality, ergonomics, aesthetic and price/point necessary to support mainstream applications. With this system designed for office desktops, the Power Amplifier assembly has been eliminated, the computer connection has been simplified and a more aesthetic design has been created. The PHANTOM Desktop connects to the computer via an extended parallel port (EPP), and is powered by a compact, universal (110/230VAC) power supply. An Encoder Stylus, which provides 6 degree of freedom positional sensing, is standard. This PHANTOM supports the range of motion approximate to hand movement pivoting at the user’s wrist.
2.	Specifications

Nominal position resolution	1100 dpi 0.02 mm
Workspace	6x5x5 in 16x13x13 cm
Backdrive friction	0.23 oz 0.06 N
Maximum exertable force	1 .45 Ibf 6.4 N
Closed loop stiffness	20 Ibs/in 3.5 N/mm
Inertia (apparent mass at tip)	<0.17 lbm <75g
Footprint	7x6 in 18x16 cm
3.	Warranty
Novint extends SensAble’s warranty to its customers. SensAble warrants that their products shall be free from manufacturing defects and agrees to provide, free of charge, replacements for any components found to be defective within 1 year of delivery.
END OF ATTACHMENT II